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                                                                    EXHIBIT 99.1


         KANSAS CITY, MO, April 19, 2004 - As promised, Butler Manufacturing Company (NYSE:BBR) today filed with the SEC the complete information provided to it by Robertson-Ceco on April 16, 2004.

         "This information clearly provides no commitments for funding," said John Holland, Chairman and CEO of Butler, "and we wanted our stockholders to see exactly what was provided to us by Robertson-Ceco. Robertson-Ceco has yet to provide credible support for its financial ability or a process to complete an acquisition of Butler promptly, if ever."

         Investors can review the additional filing at www.sec.gov by searching "Butler Manufacturing Company" under "Search for Company Filings" or go to www.butlermfg.org/investors and click on SEC Filings.

         At the special meeting of stockholders scheduled for Tuesday, April 27, 2004, Butler stockholders are being asked to vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated February 15, 2004, pursuant to which BlueScope Steel Limited has agreed to acquire Butler for $22.50 in cash per share.

         "Our Board of Directors continues to recommend that Butler stockholders vote for approval and adoption of the BlueScope Steel merger agreement," said Holland. "We are convinced that the merger with BlueScope is the best available transaction for our stockholders."

         Stockholders with questions or comments may contact John Holland at Butler or MacKenzie Partners, Inc., Butler's proxy solicitor, at 800-322-2885 or 212-929-5500 (call collect).

         Butler Manufacturing Company is the world's leading producer of pre-engineered building systems, a leading supplier of architectural aluminum systems and components, and provides construction and real estate services for the nonresidential construction market.

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Statements in this press release concerning the company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in the company's 2003 Annual Report to the Securities and Exchange Commission on page 4.